Exhibit 99

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

John Spelich, (949) 471-7710

john.spelich@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

FOR IMMEDIATE RELEASE

GATEWAY CFO ROD SHERWOOD TO RETIRE LATER THIS YEAR

Sherwood to participate in selection process for his replacement,

and to remain for a suitable transition period

Gateway also appoints Neal West as

Principal Accounting Officer

Irvine, Calif., June 6, 2005 – Gateway, Inc., (NYSE: GTW) announced today that Rod Sherwood, senior vice president and chief financial officer, has elected to retire later this year.

Sherwood, who joined Gateway in October 2002, has committed to participate in the selection process for his replacement and to remain for a suitable transition period.

“On behalf of Gateway’s shareholders and employees, I want to thank Rod for his tireless commitment to the company, his collegiality and support following the merger last year with eMachines, and for his hard work in restoring investor confidence in Gateway. He has improved the company’s controls and processes and increased our financial and strategic flexibility,” said Wayne Inouye, Gateway president and chief executive officer. “On behalf of his fellow executive team members, we wish him well in his future endeavors.”

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Sherwood said that he has no immediate plans after he leaves Gateway, and that he made this announcement to allow the company ample time to find a well-qualified successor.

“It has been a challenging and rewarding time at Gateway over the past few years, and we have accomplished a lot in getting to a world-class cost structure and three consecutive quarters of non-GAAP operating profitability,” Sherwood said. “I value the friendships I have formed at Gateway, including our Board members, and I believe the company is well-positioned for a successful future.”

Non-GAAP operating profitability excludes restructuring, transformation and integration expenses.

Before joining Gateway, Sherwood served as executive vice president and CFO at Loudcloud Inc. (now Opsware Inc.), where he led financial and infrastructure operations. Sherwood was previously at Chrysler, where he was a key contributor in redesigning the vehicle development process and was the architect of a $3 billion cost-reduction program, and at Hughes, where he was responsible for growing the company’s DIRECTV International and Spaceway broadband services business. While with Hughes, he also held other positions including CFO of Hughes Telecommunications and Space Company, and corporate vice president and treasurer.

Gateway, the nation’s No. 3 PC company and a member of the Fortune 500, has engaged the services of a recruiting firm to help in selecting candidates for the position, and expects the process to be completed this year, Inouye said.

Separately, Gateway has appointed Neal West as the company’s principal accounting officer. West, a 23-year veteran financial and accounting professional, was recruited to Gateway earlier this year as vice president and corporate controller with responsibility for managing and integrating the Finance activities across the Business Units, Operations and Customer Care Groups, as well as leading the Finance role in the deployment of an upgraded corporate-wide IT system.

“Neal’s wealth of experience and extensive financial knowledge will serve the shareholders well in this role,” said Inouye.

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West assumes the designation of principal accounting officer from Kelli Richard, who has held that title since early 2004 in addition to other on-going duties, including corporate accounting, tax, risk management and supervision of shared services.

Before Gateway, West was vice president and controller for APL Logistics for the past four years of his 18 years with APL, Ltd. Before that, he held numerous finance, service and support positions at APL. He also previously worked for Standard Pacific and West-Tronics, Inc. as Division Controller and Financial Manager.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been offering award-winning PCs and related products to consumers, businesses, government agencies and schools with highest quality and service and best overall value. Gateway is now the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

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